Exhibit 99.1

News: For Immediate Release	May 26, 2006

Contact: Leah Campbell, Remy International, Inc.	765-778-6848

Remy International names Gerald T. Mills Senior VP and Chief Human Resources Officer

Anderson, Ind., May 25, 2006 — Remy International, Inc. announces the appointment of Gerald T. (Jerry) Mills as Senior Vice President and Chief Human Resources Officer reporting directly to President and CEO John H. Weber.

Most recently Mills was Vice President of Human Resources at NVR Inc. a $5B homebuilding company based in Reston, Virginia. Previously, he served four years as the Senior Vice President of Human Resources for Eagle Picher Industries located in Phoenix, Arizona. As Senior VP, he was responsible for tying human resource strategy to business strategy and for the successful transformation of the Human Resource function to a highly strategic and business oriented role.

Prior to joining Eagle Picher, Mills was with Owens Corning for 28 years holding positions of increasing responsibility in plant, division, and corporate leadership roles. He served as the Corporate Director of Compensation and Benefits and later as Vice President Human Resources for the Composites Systems Business where he directed the global HR team for this billion dollar business unit.

Mills holds a bachelor’s degree in Political Science and a master’s degree in Human Resources from Miami University in Oxford, Ohio. Additionally, he is a Member of the Society of Human Resource Management.

“Jerry is a highly accomplished leader with a global perspective and a strong focus on the bottom line. His ability to make tough changes that enhance competitiveness, yet effectively balance the needs of employees, clearly makes him an ideal leader for Remy,” said Weber.

Remy International, Inc., headquartered in Anderson, Indiana, is a leading manufacturer, remanufacturer and distributor of Delco Remy brand heavy-duty systems and Remy brand starters and alternators, diesel engines, locomotive products and hybrid power technology. The Company also provides worldwide components core-exchange services for automobiles, light trucks, medium and heavy-duty trucks and other heavy-duty, off-road and industrial applications.

Remy was formed in 1994 as a partial divestiture by General Motors Corporation of the former Delco Remy Division, which traces its roots to Remy Electric, founded in 1896. Additional information is available at the Company’s website: http://www.remyinc.com

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